Exhibit 5.1

December 19, 2018

Sonoma Pharmaceuticals, Inc.

1129 N. McDowell Blvd.

Petaluma, CA 94954

Re: Registration Statement on Form S-8

Members of the Board of Directors:

I have acted as counsel to Sonoma Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended, an aggregate of 1,819,498 shares (the “Shares”) of its common stock, par value $0.0001 (the “Common Stock”). The Shares consist of: (i) 925,760 shares registered and issuable under the Sonoma Pharmaceuticals, Inc. 2011 Stock Incentive Plan; (ii) 493,738 shares registered and issuable under the Sonoma Pharmaceuticals, Inc. 2016 Equity Incentive Plan; and (iii) 400,000 shares registered and issuable as an inducement stock option award. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, I have examined the Company’s Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, as amended, both as currently in effect and such other records of the corporate proceedings of the Company and certificates of the Company’s officers as I deemed relevant, and the Registration Statement and the exhibits thereto.

In my examination, I have assumed the genuineness of all signatures, the legal capacities of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, I am of the opinion that (i) the Shares have been duly and validly authorized by the Company and (ii) the Shares, when issued in accordance with (a) the terms and conditions of the Sonoma Pharmaceuticals, Inc. 2011 Stock Incentive Plan and (b) the terms and conditions of the Sonoma Pharmaceuticals, Inc. 2016 Equity Incentive Plan, will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

My opinion is limited to the Delaware General Corporation Law and federal securities laws of the United States and I express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. This opinion is limited to the matters stated herein. I disavow any obligation to update this opinion or advise you of any changes in my opinion in the event of changes in the applicable laws or facts or if additional or newly discovered information is brought to my attention.

I understand that you wish to file this opinion as an exhibit to the Registration Statement, and I hereby consent thereto.

Very truly yours,

/s/ Amy Trombly, Esq.

Amy Trombly, Esq.